SUB- ADVISORY AGREEMENT

AGREEMENT made the 1st day of October 2006, by and between Evergreen Investment Management Company, LLC, a Delaware limited liability company (the “Adviser”) and Tattersall Advisory Group, Inc., a Virginia corporation (the “Sub-adviser”).

WHEREAS, the Adviser serves as investment adviser to Evergreen Diversified Bond Fund, Evergreen High Yield Bond Fund, Evergreen Strategic Income Fund, Evergreen U.S. Government Fund, and Evergreen Ultra Short Opportunities Fund (each, a “Fund,” collectively, the "Funds"), each a series of the Evergreen Fixed Income Trust (the "Trust"), a Delaware statutory trust which has filed a registration statement under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933 (the “Registration Statement”); and

WHEREAS, the Adviser desires to avail itself of the services, advice and assistance of the Sub-adviser to assist the Adviser in providing investment advisory services to the Funds; and

WHEREAS, the Sub-adviser is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), is engaged in the business of rendering investment advisory services to investment companies and other institutional clients and desires to provide such services to the Adviser;

            THEREFORE, in consideration of the promises and the mutual agreements hereinafter contained, the Adviser and the Sub-adviser agree as follows:

1. Employment of the Sub-adviser.  The Adviser hereby employs the Sub-adviser to manage the investment and reinvestment of each Fund's assets specified from time to time by the Adviser ("Managed Assets") in conformity with each Fund’s investment objectives and restrictions as may be set forth from time to time in each Fund’s then current prospectus and statement of additional information, if any, and other governing documents, all subject to the control and direction of the Board of Trustees of the Trust, for the period and on the terms set forth in this Agreement.  The Sub-adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations set forth herein, for the compensation provided herein.   The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser or the Trust in any way.

2. Obligations of and Services to be provided by the Sub-adviser.  The Sub-adviser undertakes to provide the following services and to assume the following obligations:

a.  The Sub-adviser shall manage the investment and reinvestment of the Managed Assets, all without prior consultation with the Adviser, subject to and in accordance with (i) the investment objective and policies of each Fund set forth in each Fund’s Prospectus and Statement of Additional Information as from time to time in effect (the “Governing Documents”), (ii) the requirements applicable to registered investment companies under applicable laws, including without limitation the 1940 Act and Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) and (iii) any written instructions which the Adviser or the Trust’s Board of Trustees may issue from time-to-time.  The Sub-adviser also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Trust’s Board of Trustees as from time to time in effect (the “Procedures”).  The Adviser has provided to the Sub-adviser copies of all Governing Documents and Procedures and shall promptly provide to the Sub-adviser any amendments or supplements thereto.  Subject to and in pursuance of the foregoing, the Sub-adviser shall make all determinations with respect to the purchase and sale of portfolio securities in respect of the Managed Assets and shall take such action necessary to implement the same.  The Sub-adviser shall render such reports to the Trust’s Board of Trustees and the Adviser as they may reasonably request concerning the investment activities of the Trust.

b.  Absent instructions of the Adviser to the contrary, the Sub-adviser shall, in the name of each Fund, place orders for the execution of portfolio transactions with or through such brokers, dealers or other financial institutions as it may select.      In executing portfolio transactions and selecting broker-dealers, the Sub-adviser will use its best efforts to seek best execution on behalf of each Fund.  In assessing the best execution available for any transaction, the Sub-adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker-dealer, and the reasonableness of the commission, if any (all for the specific transaction and on a continuing basis).  In evaluating the best execution available, and in selecting the broker-dealer to execute a particular transaction, the Sub-adviser may also consider the brokerage and research services (as those terms are used in Section 28(e) of the Securities Exchange Act of 1934) provided to a Fund and/or other accounts over which the Sub-adviser or an affiliate of the Sub-adviser exercises investment discretion.  The Sub-adviser is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if, but only if, the Sub-adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

            c.  In connection with the placement of orders for the execution of the portfolio transactions of each Fund, the Sub-adviser shall create and maintain all records pertaining to the purchase and sale of investments by the Sub-adviser on behalf of the Funds required by Rule 31a-1(b)(5) and (9) under the 1940 Act.  All such records shall be the property of the Trust and shall be available for inspection and use by the Securities and Exchange Commission (“SEC”), the Trust, the Adviser or any person retained by the Trust at all reasonable times.  Where applicable, such records shall be maintained by the Sub-adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.

            d.  The Sub-adviser shall bear its expenses of providing services pursuant to this Agreement.

3.  Compensation of the Sub-adviser.  In full consideration of services rendered pursuant to this Agreement, the Adviser will pay the Sub-adviser fees at the rates set forth in Schedule A hereto.  Such fees shall be accrued daily and paid monthly as soon as practicable after the end of each month.  If the Sub-adviser shall serve for less than the whole of any month, the foregoing compensation shall be prorated.  For the purpose of determining fees payable to the Sub-adviser, the value of each Fund’s net assets shall be computed at the times and in the manner determined by the Trust’s Board of Trustees and set forth in the Governing Documents.

            4.  Other Activities of the Sub-adviser.  The services of the Sub-adviser to the Funds hereunder are not to be deemed exclusive, and the Sub-adviser shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not impaired.

5.   Liability of the Sub-adviser.  The Sub-adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any of the Funds in connection with the performance of  this Agreement, except a loss resulting from the Sub-adviser’s willful misfeasance, bad faith, gross negligence, or from reckless disregard by it of its obligations and duties under this Agreement.  Any person, even though also an officer, director, partner, employee, or agent of the Sub-adviser, who may be or become an officer, Trustee, employee, or agent of the Trust, shall be deemed, when rendering services to the Trust or any of the Funds or acting on any business of the Trust or any of the Funds (other than services or business in connection with the Sub-adviser’s duties hereunder), to be rendering such services to or acting solely for the Trust or any of the Funds and not as an officer, director, partner, employee, or agent or one under the control or direction of the Sub-adviser.

6.  Limitation of Trust’s Liability.  The Sub-adviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Agreement and Declaration of Trust.  The Sub-adviser agrees that any of the Trust’s obligations shall be limited to the assets of the applicable Fund and that the Sub-adviser shall not seek satisfaction of any such obligation from the shareholders of the Trust, or from any other series of the Trust, nor from any Trust officer, employee or agent of the Trust.

7.   Renewal, Termination and Amendment.  This Agreement shall continue in effect with respect to each Fund, unless sooner terminated with respect to a Fund as hereinafter provided, until September 30, 2007 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved at least annually by the Trustees of the Trust or a vote of the holders of a majority of the outstanding voting securities of the Fund in question and by vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such partyor the Fund, cast in accordance with the provisions of the 1940 Act.  This Agreement may be terminated with respect to a Fund at any time without payment of any penalty, by the Adviser, the Trust’s Board of Trustees, or by a vote of a majority of the outstanding voting securities of the Fund upon 60 days prior written notice to the Sub-adviser or by the Sub-adviser upon 90 days prior written notice to the Adviser, or upon such shorter notice as may be mutually agreed upon.  This Agreement shall terminate automatically and immediately upon termination of the Investment Advisory and Management Agreement between the Adviser and the Trust.  This Agreement shall terminate automatically and immediately in the event of its assignment.  The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act.

8.  Confidential Relationship.  Any information and advice furnished by either party to this Agreement to the other shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, ruleor regulation.  The Adviser hereby consents to the disclosure to third parties of investment results and other data of the Funds in connection with providing composite investment results and related information of the Sub-adviser.

9.    Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

10.  Miscellaneous.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EVERGREEN INVESTMENT MANAGEMENT                                                                               COMPANY, LLC

By:______________________________

Name:  ___________________________

Title: ____________________________

TATTERSALL ADVISORY GROUP,                                                                                                INC.

By:______________________________

Name:___________________________

Title:____________________________

SCHEDULE A

As compensation for the Sub-adviser’s services to Evergreen Core Plus Bond Fund (formerly Evergreen Diversified Bond Fund) during the period of this Agreement, the Adviser will pay to the Sub-adviser a fee equal to 90% of the advisory fee retained by EIMC pursuant to its advisory contract with Evergreen Diversified Bond Fund.  For purposes of this Agreement, advisory fees waived by EIMC voluntarily or as a result of a voluntary or contractual expense cap are not "retained."

As compensation for the Sub-adviser’s services to Evergreen High Income Fund (formerly Evergreen High Yield Bond Fund) during the period of this Agreement, the Adviser will pay to the Sub-adviser a fee equal to 90% of the advisory fee retained by EIMC pursuant to its advisory contract with Evergreen High Yield Bond Fund.  For purposes of this Agreement, advisory fees waived by EIMC voluntarily or as a result of a voluntary or contractual expense cap are not "retained."

As compensation for the Sub-adviser’s services to Evergreen U.S. Government Fund during the period of this Agreement, the Adviser will pay to the Sub-adviser a fee equal to 90% of the advisory fee retained by EIMC pursuant to its advisory contract with Evergreen U.S. Government Fund.  For purposes of this Agreement, advisory fees waived by EIMC voluntarily or as a result of a voluntary or contractual expense cap are not "retained."

As compensation for the Sub-adviser’s services to Evergreen Ultra Short Opportunities Fund during the period of this Agreement, the Adviser will pay to the Sub-adviser a fee equal to 90% of the advisory fee retained by EIMC pursuant to its advisory contract with Evergreen Ultra Short Opportunities Fund.  For purposes of this Agreement, advisory fees waived by EIMC voluntarily or as a result of a voluntary or contractual expense cap are not "retained."

As compensation for the Sub-adviser’s services to Evergreen Diversified Income Builder Fund (formerly Evergreen Strategic Income Fund) during the period of this Agreement, the Adviser will pay to the Sub-adviser a fee equal to 90% of the advisory fee retained by EIMC pursuant to its advisory contract with Evergreen Strategic Income Fund.  For purposes of this Agreement, any advisory fees that are used to compensate any other Sub-advisers to Evergreen Strategic Income Fund and any advisory fees waived by EIMC voluntarily or as a result of a voluntary or contractual expense cap are not "retained."